UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2002

CNET NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-20939	13-3696170
(Commission File Number)	(IRS Employer Identification Number)

235 Second Street
San Francisco, CA    94105

(Address of principal executive offices including zip code)

(415) 344-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

On April 30, 2002, CNET Networks, Inc. reported that net revenues for the first quarter ended March 31, 2002 totaled $55.7 million, compared to net revenues of $75.2 million for the same period of 2001. The company reported an operating loss before depreciation and amortization of $15.0 million, versus $16.4 million in the first quarter of 2001. These amounts included $2.9 million and $4.7 million of integration costs in 2002 and 2001, respectively. In 2001, the company reported results on the basis of adjusted EBITDA, which was operating income (loss) before depreciation, amortization and integration costs. After this quarter, the company does not anticipate further integration costs associated with the ZDNet acquisition.

CNET Networks' net loss for the first quarter of 2002 was $31.1 million, or $0.22 per share, versus a net loss of $316.6 million, or $2.33 per share for the same period last year. Net loss for the first quarter 2002 includes a $12 million charge related to the amortization of intangible assets. Net loss for the first quarter 2001 included non-cash charges of $114.7 million related to the write down of certain investments and $205.5 million related to amortization of goodwill and intangible assets. Beginning January 1, 2002, goodwill is no longer amortized.

The company's Consolidated Statements of Operations and Consolidated Balance Sheets as set forth in Exhibit 99.1 are filed herewith and are hereby incorporated by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

The exhibit listed below and in the accompanying Exhibit Index is filed as part of this Current Report on Form 8-K and includes the following financial statements: Consolidated Statements of Operations for March 31, 2002 and Consolidated Balance Sheets for March 31, 2002.

ITEM 9. REGULATION FD DISCLOSURE.

CNET Networks, Inc.
Guidance to the Investment Community

$ in millions, except EPS       Q1 2002         Q2 2002 est.       Fiscal 2002 est.
                                 Actual        Low   -   High      Low   -   High

Net Revenues                     $55.7         $58   -   63        $265  -   285

Cash operating expense           $70.7         $67   -   69        $280  -   288

Operating income (loss) before
  depreciation & amortization   ($15.0)       ($11)  -  ($4)      ($23)  -   $5

Depreciation expense              $(6.2)           $(6.8)              $(28)

Amortization expense             $(12.1)          $(12.5)              $(51)

Interest income/(expense)        ($1.4)            ($1.6)               ($7)

Other income/(expense)           ($5.3)            ($1.0)               ($9)

Earnings (loss) per share*       ($0.22)     ($0.19) - ($0.15)    ($0.66) - ($0.51)

* Assumes an effective tax rate benefit of approximately 22 percent.

CNET Networks' cash and marketable debt securities, including restricted cash, equaled approximately $209 million on March 31, 2002. Management estimates net revenues will be in the range of $58 to $63 million for the second quarter of 2002. The company is continuing to target 2002 annual revenue of between $265 million and $285 million. Based on these revenue goals, management believes operating loss before depreciation and amortization is expected to be between $4 million and $11 million in the second quarter, and between $23 million and a profit of $5 million for full-year 2002. Revenue estimates are based on the assumption that overall technology advertising spending will not worsen from current levels and that the company will continue to gain market share from other media. If these assumptions are not borne out, we intend to realign our resources as necessary with the goal of achieving operating income before depreciation and amortization during the second half of the year.

The company expects this financial outlook will not be updated until the release of CNET Networks' next quarterly earnings announcement. The company does, however, reserve the right to update its financial outlook at any time for any reason.

The guidance set forth in this Item 9 constitutes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are only effective as of April 30, 2002 and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a continued or worsening slowdown in advertising spending on the Internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by continuing weakness in corporate or consumer spending, the failure of existing advertisers to meet their commitments, or other factors; that cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense and dilute operating margins; the inability to attract new customers for the company's channel services products; increased competition, which could lead to negative pressure on the company's pricing or the need for increased spending on marketing or product enhancements; failure of marketing partners to purchase new marketing opportunities created by the company; disruption of our service due to the failure of key infrastructure providers or in connection with the transfer of our systems to new providers; and the failure of the company's users to adopt new paid service offerings. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2001 and subsequent Forms 8-K, including disclosures under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov.

Exhibit Number	Title
99.1	CNET Networks, Inc. Consolidated Statements of Operations for the three months ended March 31, 2002 and 2001 and Consolidated Balance Sheets at March 31, 2002 and December 31, 2001

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2002

CNET NETWORKS, INC.

By:	/s/ DOUGLAS WOODRUM

Name: Douglas Woodrum
Title: Chief Financial Officer

EXHIBIT INDEX
Exhibit Number	Title
99.1	CNET Networks, Inc. Consolidated Statements of Operations for the three months ended March 31, 2002 and 2001 and Consolidated Balance Sheets at March 31, 2002 and December 31, 2001